EXHIBIT 11
                                                                      ----------


                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share

                                                                            Nine Months Ended
                                                                     -------------------------------
                                                                     September 30,     September 30,
                                                                         1999              1998
                                                                     -------------     -------------
Net loss, as reported                                                $    (47,044)     $   (234,619)

Preferred stock preference items:

Warrant                                                                                $   (214,000)

Discount inherent in conversion terms of Series C
        convertible preferred stock upon issuance                                      $    (25,958)

Discount inherent in conversion terms of Series D
        convertible preferred stock upon issuance                                      $    (20,644)

Discount inherent in conversion terms of Series F
        convertible preferred stock upon issuance                    $    (56,250)              -

Interest on Series B, C, D and F convertible preferred stock         $   (315,250)     $   (308,250)
                                                                     -------------     -------------

Total preferred stock preference item                                $   (371,500)     $   (568,852)

Net loss attributable to common stockholders                         $   (418,544)     $   (803,471)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                      2,600,596         1,801,876
B. Shares attributable to convertible preferred stock outstanding             -                 -
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                                  -                 -
                                                                     -------------     -------------
Weighted average shares outstanding                                     2,600,596         1,801,876
                                                                     =============     =============

Net loss per share                                                   $      (0.16)     $      (0.45)
                                                                     =============     =============